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                                                                    EXHIBIT 23.2


              [CREDIT SUISSE FIRST BOSTON CORPORATION LETTERHEAD]

               Eleven Madison Avenue      Telephone 212 325 2000
               New York, NY 10010-3629


     We hereby consent to the inclusion of our opinion letter dated February 14, 2000 to the Board of Directors of DBT Online, Inc. ("DBT") as Annex C to the joint proxy statement/prospectus relating to the proposed merger of ChoicePoint Inc. and DBT and to the references thereto in such joint proxy statement/prospectus under the captions "SUMMARY -- Opinions of Financial Advisors" and "THE MERGER -- Opinion of DBT's Financial Advisor." In giving this consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933 and the rules and regulations promulgated thereunder.


New York, New York
April 10, 2000




                                 By: /s/ Credit Suisse First Boston Corporation
                                     ------------------------------------------
                                     CREDIT SUISSE FIRST BOSTON CORPORATION